Exhibit 99.1

NEWS RELEASE

Kinetik Completes Acquisition of Durango Midstream’s New Mexico Gathering and Processing System

HOUSTON and MIDLAND, Texas, June 24, 2024 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today completed its previously announced acquisition of Durango Permian LLC (“Durango”), a robust platform with exciting potential in the Northern Delaware Basin.

Kinetik funded the cash consideration of the Durango acquisition with cash proceeds from the divestiture of its 16% equity interest in Gulf Coast Express pipeline (“GCX”), which was completed on June 4, 2024.

As a result of the acquisition, Kinetik has significantly enhanced its overall Delaware Basin wide footprint. Taken together, the GCX divestiture and Durango acquisition are immediately deleveraging with Kinetik’s leverage ratio1 at 3.4 times following the closing.

Kinetik will update its 2024 Guidance with its second quarter 2024 financial results release.

About Kinetik Holdings Inc.

Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.

1.	Leverage Ratio is net debt divided by first quarter 2024 annualized EBITDA (pro forma for GCX divestiture and Durango acquisition).

Forward-looking statements

This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s future business strategy and other plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, expansion projects and future operations, and financial guidance; the Company’s leverage and financial profile; and the expected results of the transactions discussed herein. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future development, or otherwise, except as may be required by law.

Contacts

Kinetik Investors:	(713) 487-4832	Maddie Wagner

	(713) 574-4743	Alex Durkee

Website: www.kinetik.com

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